EXHIBIT 99.1

MercadoLibre, Inc. Reports Financial Results for First Quarter 2014

* Net Revenues of $115.4 million, growing 12.3% year-over-year in USD. In local currencies net revenues grew 50%, excluding Venezuela they grew 39%.

* Income from operations grew to $34.0 million, a year-over-year growth of 19.0% in USD and 67.8% in local currencies.

* Net Income grew 73.1% in USD resulting in a $ 0.69 EPS.

BUENOS AIRES, Argentina, May 8, 2014 (GLOBE NEWSWIRE) -- MercadoLibre, Inc. (Nasdaq:MELI) (http://www.mercadolibre.com), Latin America's leading e-commerce technology company, today reported financial results for the first quarter ended March 31, 2014.

Marcos Galperin, President and Chief Executive Officer of MercadoLibre, Inc., commented, "MercadoLibre's e-commerce ecosystem continued to strengthen in the first quarter of 2014. Solid first quarter results showed progress in key initiatives such as payments, mobile and customer experience, encouraging us to keep innovating, executing and seizing the huge potential of our region's e-commerce."

Q1'14 Operational Highlights

  Gross merchandise volume grew to $1,797.3 million, a year-over-year growth of 15.0% in USD and 57.9% in local currencies. Items sold on MercadoLibre during the first quarter of 2014 increased 20.1% to 21.7 million.
  Total payment volume reached $664.0 million, a year-over-year growth of 24.8% in USD and 63.5% in local currencies. Total payment transactions through MercadoPago increased 36.3% to 9.2 million.

This growth was sustained by our strategic initiatives:

  Total payments penetration was up, with a strong push from on-platform which reached new highs in our total marketplace surpassing 60% of GMVe in Brazil and 38% in Argentina.
  Shipping gained considerable ground, adoption in Brazil went to 14% of SIe in March.
  Mobile doubled its year-on-year penetration from March to March, from 7% to 14% of our GMVe, and our mobile app reached more than 10 million downloads by the end of March.
  Verticals keep gaining share of GMVe in Argentina and Brazil while we continue to on-board brands in both countries. Official stores more than doubled during this quarter.
  Our customer experience efforts result in significant gains to our net promoter score.

Q1'14 Financial Highlights

  Net revenues grew to $115.4 million, a year-over-year growth of 12.3% in USD and 49.9% in local currencies. Excluding Venezuela revenue growth was stable at 9.6% in USD and 38.6% in local currencies. Brazil, our biggest market, grew revenues by 30% in local currencies.
  Gross profit for the first quarter of 2014 was $83.8 million. Gross profit margin was 72.7% up from 72.1% the first quarter of 2013, as scale in our customer support operations and lower withdrawal costs in MercadoPago Argentina offset higher payment processing fees due to strong TPV growth.
  Total operating expenses were $49.8 million, 43.2% of net revenues, a decrease of 110 basis points from 44.3% last year's first quarter. Lower long term retention plan accrual and improved chargebacks drive year-over-year improvement.
  Income from operations grew to $34.0 million, a year-over-year growth of 19.0% in USD and 67.8% in local currencies. Operating income margin was 29.5%, improving 166 basis points from 27.8% last year's first quarter. Excluding Venezuela Income from operations grew 4.6% in USD and 28.6% in local currencies.
  Our forex line saw a $3.1 million gain mainly due to currency devaluation in Argentina where our US dollar denominated net assets appreciated, partially offset by currency devaluation in Venezuela (Sicad I*) depreciating our net monetary asset position in local currency.
  Net income before taxes was $39.1 million a year-over-year growth of 54.2% in USD and 117% in local currencies.
  Blended tax rate for the quarter was 22.4%, as compared to 30.9% last year's first quarter. Excluding tax decrease resulting from Venezuela devaluation, blended tax rate would have been 31.4%.
  Net income grew to $30.3 million, a year-over-year growth of 73.1%. In local currencies this growth was 150.3%. Excluding Venezuela, net income grew 16.3% in USD and 48.0% in local currencies.
  Earnings per share during Q1'14 were $ 0.69. Had forex loss and tax reduction resulting from Venezuela's devaluation not occurred, earnings per share would have been $ 0.63.
  Free cash flow, defined as cash from operating activities less payment for the acquisition of property, equipment, intangible assets and payment for acquired business net of cash acquired, was $20.5 million.**
  We declared a quarterly dividend of $0.166 cents per share, payable on July 15, 2014 to shareholders of record as of the close of business on June 30, 2014.

(*) Due to changes in Venezuelan regulation, since January 24, 2014 the exchange rate the Company uses to re-measure its net monetary asset position and local currency (BsF) transactions of its Venezuelan operations is the SICAD 1 exchange rate. As of March 31, 2014, the SICAD 1 exchange rate was 10.7 BsF per U.S. dollar. The average exchange rate of the first quarter of 2014 was 10.1 BsF per U.S. dollar.

(**) See note on "Non-GAAP Financial Measures"

The following table summarizes certain key performance metrics for the three months ended March 31, 2014 and 2013.

Three months ended March 31, (in MM)	2014	2013	%YoY	%YoY Constant USD
Total confirmed registered users at the end of period	103.7	85.7	21.1%	--
New confirmed registered users during the period	4.3	4.2	0.6%	--
Gross merchandise volume	$ 1,797.3	$ 1,563.3	15.0%	57.9%
Items sold	21.7	18.1	20.1%	--
Total payments volume	$ 664.0	$ 532.1	24.8%	63.5%
Total payments transactions	9.2	6.7	36.3%	--

Table of Year-on-Year Local Currency Revenue Growth Rates by Quarter

	YoY Growth rates at previous years exchange rates

Consolidated Net Revenues
	Q1'13	Q2'13	Q3'13	Q4'13	Q1'14
Brazil	28%	22%	28%	29%	30%
Argentina	63%	66%	66%	69%	65%
Mexico	15%	19%	19%	20%	9%
Venezuela	49%	68%	92%	104%	116%
Others	13%	19%	13%	15%	32%
Total	36%	38%	45%	50%	50%

Conference Call and Webcast

The Company will host a conference call and audio webcast on May 8, 2014 at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing +(970) 315-0420 or +(877) 303-7209 (Conference ID 37234714 ) and requesting inclusion in the call for MercadoLibre. The live conference call can be accessed via audio webcast at the investor relations section of the Company's website, at http://investor.mercadolibre.com. An archive of the webcast will be available for one week following the conclusion of the conference call.

Definition of Selected Operational Metrics

Total confirmed registered users – Measure of the cumulative number of users who have registered on the MercadoLibre platform (including MercadoPago) and confirmed their registration. Since July'12, registration and confirmation take place in the same step of the registration flow.

New confirmed registered users – Measure of the number of new users who have registered on the MercadoLibre platform (including MercadoPago) and confirmed their registration. Since July'12, registration and confirmation take place in the same step of the registration flow.

Gross merchandise volume – Measure of the total U.S. dollar sum of all transactions completed through the MercadoLibre Marketplace, excluding motor vehicles, vessels, aircraft, real estate, and services.

Items sold – Measure of the number of items sold/purchased through the MercadoLibre Marketplace.

Total payment volume – Measure of total U.S. dollar sum of all transactions paid for using MercadoPago.

Total payment transactions – Measure of the number of all transactions completed using MercadoPago.

Operating margin – Defined as income from operations as a percentage of net revenues.

Blended tax rate – Defined as income and asset tax expense as a percentage of income before income and assets tax.

Net income margin – Defined as net income as a percentage of net revenues.

Free Cash Flow – Defined as cash flows from operating activities less property, equipment, intangible assets and payment for acquired business net of cash acquired.

Local Currency Growth Rates – Calculated by using the average monthly exchange rate for each month during the previous year and applying it to the corresponding month in the current year, so as to calculate what the growth would have been had exchange rates been the same throughout both periods.

About MercadoLibre

Founded in 1999, MercadoLibre is Latin America's leading e-commerce technology company. Through its primary platforms, MercadoLibre.com and MercadoPago.com, it provides solutions to individuals and companies buying, selling, advertising, and paying for goods and services online.

MercadoLibre.com serves millions of users and creates a market for a wide variety of goods and services in an easy, safe and efficient way. The site is among the top 50 in the world in terms of page views and is the leading retail platform in unique visitors in the major countries in which it operates according to metrics provided by comScore Networks.  The Company is listed on NASDAQ (Nasdaq:MELI) following its initial public offering in 2007.

For more information about the company visit: http://investor.mercadolibre.com.

The MercadoLibre, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4193

Consolidated balance sheets
	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$ 131,139,549	$ 140,285,104
Short-term investments	87,390,844	76,593,214
Accounts receivable, net	30,331,297	25,884,260
Credit cards receivables, net	54,322,496	52,045,851
Prepaid expenses	4,554,266	3,836,081
Deferred tax assets	20,809,295	16,030,880
Other assets	8,663,385	11,488,845
Total current assets	337,211,132	326,164,235
Non-current assets:
Long-term investments	45,001,998	45,719,737
Property and equipment, net	129,464,927	131,371,909
Goodwill	51,959,430	55,101,218
Intangible assets, net	6,393,604	6,591,585
Deferred tax assets	2,906,037	3,014,905
Other assets	24,921,540	24,399,184
Total non-current assets	260,647,536	266,198,538

Total assets	$ 597,858,668	$ 592,362,773

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$ 36,582,107	$ 34,405,333
Funds payable to customers	132,368,104	129,038,663
Salaries and social security payable	26,094,290	23,182,811
Taxes payable	16,788,250	17,854,110
Loans payable and other financial liabilities	7,677,659	13,370,823
Dividends payable	7,329,546	6,313,869
Total current liabilities	226,839,956	224,165,609
Non-current liabilities:
Salaries and social security payable	6,054,510	9,185,269
Loans payable and other financial liabilities	1,812,047	2,489,819
Deferred tax liabilities	5,511,531	5,339,359
Other liabilities	3,775,268	3,699,109
Total non-current liabilities	17,153,356	20,713,556
Total liabilities	$ 243,993,312	$ 244,879,165

Commitments and contingencies
Redeemable noncontrolling interest	$ 4,000,000	$ 4,000,000
Equity:
Common stock, $0.001 par value, 110,000,000 shares authorized, 44,153,892 and 44,153,473 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	$ 44,154	$ 44,153
Additional paid-in capital	120,595,008	121,562,193
Treasury stock	--	(1,012,216)
Retained earnings	333,404,534	310,345,448
Accumulated other comprehensive loss	(104,178,340)	(87,455,970)
Total Equity	349,865,356	343,483,608

Total Liabilities, Redeemable Noncontrolling Interest and Equity	$ 597,858,668	$ 592,362,773

Consolidated statements of income
	Three Months Ended March 31,
	2014	2013

Net revenues	$ 115,382,319	$ 102,725,747
Cost of net revenues	(31,539,665)	(28,649,167)
Gross profit	83,842,654	74,076,580

Operating expenses:
Product and technology development	(12,257,198)	(9,382,389)
Sales and marketing	(22,351,958)	(22,337,937)
General and administrative	(15,232,411)	(13,785,070)
Total operating expenses	(49,841,567)	(45,505,396)
Income from operations	34,001,087	28,571,184

Other income (expenses):
Interest income and other financial gains	3,035,630	3,394,006
Interest expense and other financial losses	(1,027,180)	(360,352)
Foreign currency gains (losses)	3,093,471	(6,249,714)
Other losses, net	--	(3,733)
Net income before income / asset tax expense	39,103,008	25,351,391

Income / asset tax expense	(8,775,055)	(7,828,800)
Net income	$ 30,327,953	$ 17,522,591

Less: Net Income attributable to Redeemable
Noncontrolling Interest	63,980	42,338
Net income attributable to MercadoLibre, Inc. shareholders	$ 30,263,973	$ 17,480,253

	Three Months Ended March 31,
	2014	2013

Basic EPS
Basic net income attributable to MercadoLibre, Inc.
Shareholders per common share	$ 0.69	$ 0.40

Weighted average of outstanding common shares	44,153,818	44,151,323

Diluted EPS
Diluted net income attributable to MercadoLibre, Inc.
Shareholders per common share	$ 0.69	$ 0.40

Weighted average of outstanding common shares	44,153,818	44,151,357

Consolidated statements of cash flows
	Three Months Ended March 31,
	2014	2013
Cash flows from operations:
Net income attributable to MercadoLibre, Inc. Shareholders	$ 30,263,973	$ 17,480,253
Adjustments to reconcile net income to net cash provided by operating activities:
Net income attributable to Redeemable Noncontrolling Interest	63,980	42,338
Net Devaluation (Gain) Loss in Venezuela and Argentina	(2,657,792)	6,420,929
Depreciation and amortization	3,519,100	2,621,339
Accrued interest	(2,019,040)	(2,531,301)
LTRP accrued compensation	765,775	1,710,752
Deferred income taxes	(4,675,345)	(140,238)
Changes in assets and liabilities:
Accounts receivable	(9,409,832)	(994,003)
Credit Card Receivables	(9,870,986)	(5,734,899)
Prepaid expenses	(961,907)	(1,069,904)
Other assets	924,587	(4,595,498)
Accounts payable and accrued expenses	11,754,682	2,243,694
Funds payable to customers	7,365,588	8,854,986
Other liabilities	318,251	2,297,188
Interest received from investments	2,245,543	3,485,861
Net cash provided by operating activities	27,626,577	30,091,497
Cash flows from investing activities:
Purchase of investments	(386,755,370)	(136,522,055)
Proceeds from sale and maturity of investments	379,720,253	146,413,859
Payment for acquired businesses, net of cash acquired	--	(3,224,162)
Purchases of intangible assets	(144,479)	--
Purchases of property and equipment	(6,966,127)	(2,861,295)
Net cash (used in) provided by investing activities	(14,145,724)	3,806,347
Cash flows from financing activities:
Payments on loans payable and other financial liabilities	(582,157)	--
Dividends paid	(6,313,869)	(4,812,396)
Stock options exercised	--	3,020
Net cash used in financing activities	(6,896,026)	(4,809,376)
Effect of exchange rate changes on cash and cash equivalents	(15,730,383)	(8,410,089)
Net (decrease) increase in cash and cash equivalents	(9,145,555)	20,678,379
Cash and cash equivalents, beginning of the period	140,285,104	101,489,002

Cash and cash equivalents, end of the period	$ 131,139,549	$ 122,167,381

Financial results of reporting segments
	Three Months Ended March 31, 2014
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total

Net revenues	$ 52,434,098	$ 27,961,744	$ 8,083,185	$ 19,356,587	$ 7,546,705	$ 115,382,319
Direct costs	(30,516,894)	(16,915,878)	(4,577,716)	(5,634,981)	(3,914,533)	(61,560,002)
Direct contribution	21,917,204	11,045,866	3,505,469	13,721,606	3,632,172	53,822,317

Operating expenses and indirect costs of net revenues						(19,821,230)
Income from operations						34,001,087

Other income (expenses):
Interest income and other financial gains						3,035,630
Interest expense and other financial losses						(1,027,180)
Foreign currency gain						3,093,471
Other losses, net						--
Net income before income / asset tax expense						$ 39,103,008

	Three Months Ended March 31, 2013
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total

Net revenues	$ 47,765,683	$ 25,620,747	$ 7,790,301	$ 15,130,551	$ 6,418,465	$ 102,725,747
Direct costs	(30,993,544)	(13,475,710)	(4,116,828)	(6,008,108)	(2,867,981)	(57,462,171)
Direct contribution	16,772,139	12,145,037	3,673,473	9,122,443	3,550,484	45,263,576

Operating expenses and indirect costs of net revenues						(16,692,392)
Income from operations						28,571,184

Other income (expenses):
Interest income and other financial gains						3,394,006
Interest expense and other financial losses						(360,352)
Foreign currency loss						(6,249,714)
Other losses, net						(3,733)
Net income before income / asset tax expense						$ 25,351,391

Non-GAAP Financial Measures

To supplement our interim condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (U.S. GAAP), we use free cash flows, adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share as non-GAAP measures.

These non-GAAP measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. These non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the most comparable GAAP financial measures.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures can be found in the tables included in this press release.

Non-GAAP financial measures are provided to enhance investors' overall understanding of our current financial performance. Specifically, we believe that free cash flow provides useful information to both management and investors by excluding payments for the acquisition of property, equipment, of intangible assets and of acquired businesses net of cash acquired, that may not be indicative of our core operating results. In addition, we report free cash flows to investors because we believe that the inclusion of this measure provides consistency in our financial reporting.

Free cash flow represents cash from operating activities less payment for the acquisition of property, equipment and intangible assets and acquired businesses net of cash acquired. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our operations after the purchase of property, equipment, of intangible assets and of acquired businesses net of cash acquired. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period.

Reconciliation of Operating Cash Flows to Free Cash Flows:

	Three Months Ended March 31,
	2014	2013

Net Cash provided by Operating Activities	$ 27.6	$ 30.1

Payment for acquired businesses, net of cash acquired	--	(3.2)

Purchase of intangible assets	(0.1)	--

Purchases of property and equipment	(7.0)	(2.9)

Free cash flows	$ 20.5	$ 24.0

The table above may not total due to rounding.

Moreover, we believe that adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share provide useful information to both management and investors by excluding the foreign exchange loss attributable to the devaluation in Venezuela, because it may not be indicative of our results of operations. In addition, we report adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share to investors because we believe that the inclusion of these measures provides consistency in the Company's financial reporting and because these financial measures provide useful information to management and investors about what our adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share, would have been, had the foreign exchange loss in Venezuela not occurred. A limitation of the utility of adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share, as measures of financial performance, is that these measures do not represent the total foreign exchange effect in our Income Statement for the three month period ended March 31, 2014. Additionally, we present these non-gaap financial measures compared to the three months period ended March 31, 2013:

	Three-months period ended (**)
	March 31, 2014	March 31, 2013
Net income before income / asset tax expense	$ 39.1	$ 25.4
Devaluation loss in Venezuela	1.3	6.4

Adjusted Net income before income / asset tax expense	$ 40.4	$ 31.7

Income and asset tax expense	$ (8.8)	$ (7.8)
Income tax effect on devaluation loss in Venezuela	(3.9)	(0.5) (1)

Adjusted Income and asset tax	$ (12.7)	$ (8.4)

Net Income	$ 30.3	$ 17.5
Devaluation loss in Venezuela	1.3	6.4
Income tax effect on devaluation loss in Venezuela	(3.9)	(0.5) (1)

Adjusted Net Income	$ 27.7	$ 23.4

Adjusted Blended Tax Rate	31.4%	26.4%

Weighted average of outstanding common shares	44,153,818	44,151,323
Adjusted Earnings per share	$ 0.63	$ 0.53

(**) Stated in millions of U.S. dollars.
(1) Income tax charge related to the Venezuela devaluation under local tax norms.

The table above may not total due to rounding.

Venezuelan currency status

During December 2013, the Venezuelan regulation that created the SICAD 1 was amended to expand its use, and to require publication of the average exchange rate implied by transactions settled in SICAD 1 auctions. Additionally, on January 23, 2014, the exchange regulation was amended to include foreign currency sales for certain transactions, such us but not limited to: contracts for leasing and services, use and exploitation of patents, trademarks, foreign investments and payments of royalties, contracts for technology import and technical assistance. Due to the change in rules that provided for the creation of the SICAD 1 system, the official exchange rate remains only available to obtain foreign currency to pay for a limited list of goods considered to be of high priority by the Government, which does not include those relating to the company´s business. So, SICAD 1 is now the primary system to which the company will have to request US dollars to settle its transactions. As a result, the exchange rate the Company uses to re-measure its net monetary asset position and BsF transactions of our Venezuelan operations from January 24, 2014 is the SICAD 1 exchange rate. As of March 31, 2014, the SICAD 1 exchange rate was 10.7 BsF per U.S. dollar. The average exchange rate of the first quarter of 2014 was 10.1 BsF per U.S. dollar. At the date of this release, the published SICAD 1 exchange rate is 10.0 BsF per U.S. dollar.

Foreign Currency Sensitivity Analysis – Venezuela Segment

In order to assist investors in their overall understanding of the impact on our Venezuelan segment reporting of a hypothetical additional Venezuelan devaluation, we developed a scenario that considers an exchange rate of 50 BsF per U.S. dollar. Under this analysis, the assumed exchange rate was applied starting on January 1, 2014. These disclosures may help investors to project sensitivities, on segment information captions, to devaluations of whatever order of magnitude they choose by simple arithmetic calculations. The information is just a scenario and does not represent a forward-looking statement about our expectations or projections related to future events in Venezuela. The investors and other readers or users of the financial information presented in this caption are cautioned not to place undue reliance on this scenario. This information is not a guarantee of future events.

The information disclosed below does not include any inflation effect, nor the one-time devaluation impact related to the assumed devaluation or any other effect derived from the assumed devaluation. The information below should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, this information is not based on any comprehensive set of accounting rules or principles.

The evolution of the Venezuelan economy and any future governmental interventions in the Venezuelan economy are beyond our ability to control or predict. New events could happen in the future in Venezuela and it is not possible for management to predict all such events, nor can it assess the impact of all such events on our Venezuelan business.

The table below provides specific sensitivity information of our Venezuelan segment reporting for the period indicated assuming an exchange rate of 50 BsF per U.S. dollar, applied for the period starting on January 1, 2014 to March 31, 2014:

Three-month period ended March 31, 2014
Actual (*)
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total

Net revenues	$ 52,434,098	$ 27,961,744	$ 8,083,185	$ 19,356,587	$ 7,546,705	$ 115,382,319
Direct costs	$ (30,516,894)	$ (16,915,878)	$ (4,577,716)	$ (5,634,981)	$ (3,914,533)	$ (61,560,002)
Direct contribution	$ 21,917,204	$ 11,045,866	$ 3,505,469	$ 13,721,606	$ 3,632,172	$ 53,822,317
Direct Contribution Margin %	41.8%	39.5%	43.4%	70.9%	48.1%	46.6%

Operating expenses and indirect costs of net revenues						$ (19,821,230)

Income from operations						$ 34,001,087

Three-month period ended March 31, 2014
Sensitivity (**)
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total

Net revenues	$ 52,434,098	$ 27,961,744	$ 8,083,185	$ 3,820,537	$ 7,546,705	$ 99,846,269
Direct costs	$ (30,516,894)	$ (16,915,878)	$ (4,577,716)	$ (1,808,818)	$ (3,914,533)	$ (57,733,839)
Direct contribution	$ 21,917,204	$ 11,045,866	$ 3,505,469	$ 2,011,719	$ 3,632,172	$ 42,112,430
Direct Contribution Margin %	41.8%	39.5%	43.4%	52.7%	48.1%	42.2%

Operating expenses and indirect costs of net revenues						$ (19,821,230)

Income from operations						$ 22,291,200

(*) As reported
(**) Computing a hypothetical devaluation of the Venezuelan Segment (50 BsF per U.S. dollar).

CONTACT: MercadoLibre, Inc.
         Investor Relations
         investor@mercadolibre.com
         http://investor.mercadolibre.com